                                 July  1, 1994

Board of Directors
J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas  75024-3698

Dear Sirs:

         As General Counsel of J. C. Penney Company, Inc., a Delaware corporation ("Company"), I am familiar with the Restated Certificate of Incorporation of the Company, as amended, and its by-laws, as amended.

         I am also familiar with the corporate proceedings taken in connection with the establishment of the Company's Medium-Term Notes, Series A program regarding notes ("Notes") to be issued under an Indenture dated as of April 1, 1994 ("Indenture"), between the Company and Bank of America National Trust and Savings Association, Trustee, which Indenture relates to the issuance and sale from time to time of debt securities, each series of which is to be offered on terms to be determined at the time of sale. I have examined Registration Statement No. 33-53275 ("Registration Statement") filed by the Company on Registration Form S-3 with the Securities and Exchange Commission ("Commission") on April 26, 1994, which became effective on April 29, 1994 for the registration under the Securities Act of 1933, as amended ("Act"), of $1,500,000,000 aggregate principal amount of debt securities (all of which debt securities may be offered with warrants to purchase debt securities ) to be made on a continuous or delayed basis pursuant to the provisions of Rule 415.
I have also examined a Prospectus Supplement dated July 1, 1994 (to the Prospectus dated April 29, 1994 which was included in the Registration Statement) relating to the Notes in the form filed with the Commission pursuant to Rule 424(b)(5) and such other documents and records as I have deemed appropriate for the purpose of this opinion.

         Based upon the foregoing, I am of opinion as follows:

         (i) The execution and delivery of the Indenture and the issuance and sale of the Notes have been validly authorized by the Company and the Indenture constitutes a valid and binding obligation of the Company in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (ii) The Notes, when duly executed on behalf of the Company, authenticated by or on behalf of the Trustee, and sold by the Company will be validly issued and will constitute valid and binding obligations of the Company in accordance with their terms and the terms of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting creditors' rights and to general equity principles.

         I hereby consent to the reference to me under the heading "Validity of Securities" in the Prospectus included in said Registration Statement and in the heading "Validity of Notes" in the Prospectus Supplement.

                                                Very truly yours,


                                                /s/ C. R. LOTTER
                                                C. R. Lotter
                                                General Counsel